Exhibit No. 99.01

414 Nicollet Mall
Minneapolis, MN 55401

April 28, 2011
XCEL ENERGY
FIRST QUARTER 2011 EARNINGS REPORT

•	Ongoing 2011 first quarter earnings per share were $0.42 compared with $0.42 in 2010.
•	GAAP (generally accepted accounting principles) 2011 first quarter earnings per share were $0.42 compared with $0.36 per share in 2010.
•	Xcel Energy reaffirms 2011 ongoing earnings guidance of $1.65 to $1.75 per share.

MINNEAPOLIS — Xcel Energy Inc. (NYSE: XEL) today reported first quarter 2011 GAAP earnings of $204 million, or $0.42 per share compared with 2010 GAAP earnings of $167 million, or $0.36 per share.

Ongoing earnings, which exclude adjustments for certain items, were $0.42 per share for the first quarter of 2011 compared with $0.42 per share in 2010.  While moderate sales growth, cooler than normal temperatures and interim rates in Minnesota and North Dakota served to improve electric margins, these positive factors were offset by lower Colorado seasonal rates implemented in 2010.  Additionally, expected increases in operating and maintenance expenses, property taxes and depreciation expense, in part from new generation plant investment, all mitigated the positive impact of higher electric and gas margins.

“Despite extended periods of adverse weather, we maintained excellent system reliability and delivered a solid quarter to begin the year,” said Richard C. Kelly, chairman and chief executive officer.  “We continue to execute on our strategy with first quarter results on track and positioning us to deliver 2011 ongoing earnings in the range of $1.65 to $1.75 per share.”

Earnings Adjusted for Certain Non-recurring Items (Ongoing Earnings)

The following table provides a reconciliation of ongoing earnings per share to GAAP earnings per share:

	Three Months Ended March 31,
Diluted Earnings (Loss) Per Share	2011	2010
Ongoing(a) diluted earnings per share	$0.42	$0.42
COLI settlement, PSRI and Medicare Part D (a)	-	(0.06)
GAAP diluted earnings per share	$0.42	$0.36

(a)     See Note 7.

At 9 a.m. CDT today, Xcel Energy will host a conference call to review financial results.  To participate in the call, please dial in 5 to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:	(877) 941-2927
International Dial-In:	(480) 629-9724
Conference ID:	4431007

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s website at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 1:00 p.m. CDT on April 28 through 11:59 p.m. CDT on April 29.

Replay Numbers
US Dial-In:	(800) 406-7325
International Dial-In:	(303) 590-3030
Access Code:	4431007#

Except for the historical statements contained in this release, the matters discussed herein, including our 2011 full year earnings per share guidance and assumptions, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.  Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry, including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy has a financial interest; customer business conditions; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or imposed environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions by regulatory bodies impacting our nuclear operations, including those affecting costs, operations or the approval of requests pending before the NRC; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2010.

For more information, contact:

Paul Johnson, Managing Director, Investor Relations and Assistant Treasurer	(612) 215-4535
Jack Nielsen, Director, Investor Relations	(612) 215-4559
Cindy Hoffman, Senior Investor Relations Analyst	(612) 215-4536

For news media inquiries only, please call Xcel Energy media relations	(612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Operating revenues
Electric	$2,029,972	$1,995,592
Natural gas	765,349	790,150
Other	21,219	21,720
Total operating revenues	2,816,540	2,807,462

Operating expenses
Electric fuel and purchased power	931,828	988,478
Cost of natural gas sold and transported	543,376	581,113
Cost of sales — other	8,055	7,692
Other operating and maintenance expenses	510,027	480,973
Conservation and demand side management program expenses	75,298	58,039
Depreciation and amortization	224,723	206,126
Taxes (other than income taxes)	96,570	81,376
Total operating expenses	2,389,877	2,403,797

Operating income	426,663	403,665

Other income, net	4,766	975
Equity earnings of unconsolidated subsidiaries	7,713	7,401
Allowance for funds used during construction — equity	13,244	13,290

Interest charges and financing costs
Interest charges — includes other financing costs of $5,260 and $5,011, respectively	144,354	143,830
Allowance for funds used during construction — debt	(7,436)	(7,737)
Total interest charges and financing costs	136,918	136,093

Income from continuing operations before income taxes	315,468	289,238
Income taxes	112,001	121,898
Income from continuing operations	203,467	167,340
Income (loss) from discontinued operations, net of tax	102	(222)
Net income	203,569	167,118
Dividend requirements on preferred stock	1,060	1,060
Earnings available to common shareholders	$202,509	$166,058

Weighted average common shares outstanding:
Basic	483,641	458,918
Diluted	484,301	459,697

Earnings per average common share:
Basic	$0.42	$0.36
Diluted	0.42	0.36

Cash dividends declared per common share	$0.25	$0.25

XCEL ENERGY INC. AND SUBSIDIARIES
Notes to Investor Relations Earnings Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

The only common equity securities that are publicly traded are common shares of Xcel Energy. The earnings and earnings per share (EPS) of each subsidiary discussed below do not represent a direct legal interest in the assets and liabilities allocated to such subsidiary but rather represent a direct interest in our assets and liabilities as a whole. EPS by subsidiary is a financial measure not recognized under accounting principles generally accepted in the United States of America (GAAP) that is calculated by dividing the net income or loss attributable to controlling interest of each subsidiary by the weighted average fully diluted Xcel Energy common shares outstanding for the period. We use this non-GAAP financial measure to evaluate earnings results and to provide details of earnings results. We believe that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of our subsidiaries. This non-GAAP financial measure should not be considered as an alternative to our consolidated fully diluted EPS determined in accordance with GAAP as an indicator of operating performance.

Note 1.  Earnings Per Share Summary

The following table summarizes the diluted earnings per share for Xcel Energy:

	Three Months Ended March 31,
Diluted Earnings (Loss) Per Share	2011	2010
Public Service Company of Colorado (PSCo)	$0.20	$0.23
NSP-Minnesota	0.19	0.15
NSP-Wisconsin	0.03	0.03
Southwestern Public Service Company (SPS)	0.02	0.02
Equity earnings of unconsolidated subsidiaries	0.01	0.01
Regulated utility — continuing operations (b)	0.45	0.44
Holding company and other costs	(0.03)	(0.02)
Ongoing(a) diluted earnings per share	0.42	0.42
COLI settlement, PSRI and Medicare Part D (a)	-	(0.06)
GAAP diluted earnings per share	$0.42	$0.36

(a)     See Note 7.
(b)     See Note 2.

PSCo — PSCo earnings decreased by $0.03 per share for the first quarter of 2011.  The decrease is due to seasonal rates, which were implemented in June 2010 and higher operating and maintenance (O&M) expenses, property taxes and depreciation expense.  Seasonal rates are designed to be revenue neutral on an annual basis.  Therefore, the quarterly pattern of revenue collection is different than in the past, as seasonal rates are higher in the summer months and lower throughout the latter part of the year.

NSP-Minnesota — NSP-Minnesota earnings increased by $0.04 per share for the first quarter of 2011.  The increase is primarily due to interim rate increases in Minnesota and North Dakota effective in the current period as well as moderate sales growth and weather, partially offset by higher O&M expenses, property taxes and depreciation expense.

NSP-Wisconsin — NSP-Wisconsin earnings were flat for the first quarter of 2011.  Higher new electric rates, which were effective in January 2011, were offset by higher O&M expenses as well as higher depreciation expense.

SPS — SPS earnings were flat for the first quarter of 2011.  Higher electric margin was offset by higher O&M expenses.

The following table summarizes significant components contributing to the changes in the 2011 diluted earnings per share compared with the same period in 2010, which is discussed in more detail later in the release.

Diluted Earnings (Loss) Per Share	Three Months Ended March 31,
2010 GAAP diluted earnings per share	$0.36
COLI settlement, PSRI and Medicare Part D (a)	0.06
2010 ongoing(a) diluted earnings per share	0.42

Components of change — 2011 vs. 2010
Higher electric margins	0.12
Higher natural gas margins	0.02
Higher operating and maintenance expenses	(0.04)
Higher depreciation and amortization	(0.03)
Higher conservation and DSM expenses (generally offset in revenues)	(0.02)
Higher taxes (other than income taxes)	(0.02)
Dilution from DSPP, benefit plans and the 2010 common equity issuance	(0.02)
Other, net	(0.01)
2011 GAAP and ongoing(a) diluted earnings per share	$0.42

(a)     See Note 7.

Note 2.  Regulated Utility Results — Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings — Unseasonably hot summers or cold winters increase electric and natural gas sales while, conversely, mild weather reduces electric and natural gas sales.  The estimated impact of weather on earnings is based on the number of customers, temperature variances and the amount of natural gas or electricity the average customer historically uses per degree of temperature.  Accordingly, deviations in weather from normal levels can affect Xcel Energy’s financial performance.

Degree-day or Temperature-Humidity Index (THI) data is used to estimate amounts of energy required to maintain comfortable indoor temperature levels based on each day’s average temperature and humidity.  Heating degree-days (HDD) is the measure of the variation in the weather based on the extent to which the average daily temperature falls below 65° Fahrenheit, and cooling degree-days (CDD) is the measure of the variation in the weather based on the extent to which the average daily temperature rises above 65° Fahrenheit.  Each degree of temperature above 65° Fahrenheit is counted as one cooling degree-day, and each degree of temperature below 65° Fahrenheit is counted as one heating degree-day.  In Xcel Energy’s more humid service territories, a THI is used in place of CDD, which adds a humidity factor to CDD.  HDD, CDD and THI are most likely to impact the usage of Xcel Energy’s residential and commercial customers.  Industrial customers are less weather sensitive.

Normal weather conditions are defined as either the 20-year or 30-year average of actual historical weather conditions.  The historical period of time used in the calculation of normal weather differs by jurisdiction based on the time period used by the regulator in establishing estimated volumes in the rate setting process.  There was no impact on sales in the first quarter due to THI or CDD.  The percentage increase in normal and actual HDD is provided in the following table:

	Three Months Ended March 31,
	2011 vs. Normal	2010 vs. Normal	2011 vs. 2010
HDD	5.2%	0.8%	4.4%

Weather — The following table summarizes the estimated impact on earnings per share of temperature variations compared with sales under normal weather conditions:

	Three Months Ended March 31,
	2011 vs. Normal	2010 vs. Normal	2011 vs. 2010
Retail electric	$0.00	$0.00	$0.00
Firm natural gas	0.01	0.00	0.01
Total	$0.01	$0.00	$0.01

Sales Growth (Decline) — The following table summarizes Xcel Energy’s sales growth (decline) for actual and weather-normalized sales in 2011:

	Three Months Ended March 31,
	Actual	Weather Normalized		Actual Lubbock (a)	Weather Normalized Lubbock (a)
Electric residential	0.1%	(0.8	) %	0.9%	0.1%
Electric commercial and industrial	0.8	0.6		1.7	1.5
Total retail electric sales	0.6	0.2		1.4	1.1
Firm natural gas sales	1.1	(2.1)		1.1	(2.1)

(a)     Adjusted for the October 2010 sale of SPS electric distribution assets to the city of Lubbock, Texas.

Electric — Electric revenues and fuel and purchased power expenses are largely impacted by the fluctuation in the price of natural gas, coal and uranium used in the generation of electricity, but as a result of the design of fuel recovery mechanisms to recover current expenses, these price fluctuations have little impact on electric margin.  The following tables detail the electric revenues and margin:

	Three Months Ended March 31,
(Millions of Dollars)	2011	2010
Electric revenues	$2,030	$1,996
Electric fuel and purchased power	(932)	(988)
Electric margin	$1,098	$1,008

The following table summarizes the components of the changes in electric margin:

(Millions of Dollars)	Three Months Ended March 31, 2011 vs. 2010
Retail rate increases, including seasonal rates (Minnesota interim, Wisconsin,Texas, North Dakota interim and Colorado)	$34
Revenue requirements for PSCo gas generation acquisition (a)	34
Non-fuel riders	8
Conservation and DSM revenue and incentive (partially offset by expenses)	6
Estimated impact of weather	4
Retail sales increase (excluding weather impact)	1
Other, net	3
Total increase in electric margin	$90

(a)
The increase in revenue requirements for PSCo generation reflects the acquisition of the Rocky Mountain and Blue Spruce natural gas facilities in 2010.  These revenue requirements are partially offset by increased O&M expense, depreciation expense, property taxes and financing costs.

Natural Gas — The cost of natural gas tends to vary with changing sales requirements and the cost of natural gas purchases.  However, due to the design of purchased natural gas cost recovery mechanisms to recover current expenses for sales to retail customers, fluctuations in the cost of natural gas have little effect on natural gas margin.  The following tables detail natural gas revenues and margin:

	Three Months Ended March 31,
(Millions of Dollars)	2011	2010
Natural gas revenues	$765	$790
Cost of natural gas sold and transported	(543)	(581)
Natural gas margin	$222	$209

The following table summarizes the components of the changes in natural gas margin:

(Millions of Dollars)	Three Months Ended March 31, 2011 vs. 2010
Conservation and DSM revenue and incentive (partially offset by expenses)	$10
Estimated impact of weather	5
Retail sales decrease (excluding weather impact)	(3)
Other, net	1
Total increase in natural gas margin	$13

O&M Expenses — O&M expenses increased by approximately $29.1 million, or 6.0 percent, for the first quarter 2011 compared with 2010.  The following table summarizes the changes in other O&M expenses:

(Millions of Dollars)	Three Months Ended March 31, 2011 vs. 2010
Higher labor and contract labor costs	$9
Higher employee benefit expense	6
Higher plant generation costs	4
Higher nuclear plant operation costs	3
Other, net	7
Total increase in operating and maintenance expenses	$29

●	Higher labor and contract labor costs are primarily due to maintenance on our distribution facilities, particularly in Colorado.
●	Higher employee benefit expense is primarily due to higher pension expense.
●	Higher plant generation costs are primarily due to the incremental costs associated with new generation placed in service in 2010.

Conservation and DSM Program Expenses — Conservation and demand side management (DSM) program expenses increased by approximately $17.3 million, or 29.7 percent, for the first quarter of 2011 compared with the same period in 2010.  The higher expense is attributable to the continued expansion of programs and regulatory commitments.  Conservation and DSM program expenses are generally recovered in our major jurisdictions concurrently through riders and base rates.

Depreciation and Amortization — Depreciation and amortization expenses increased by approximately $18.6 million, or 9.0 percent, for the first quarter of 2011 compared with the same period in 2010.  The change in depreciation expense is primarily due to Comanche Unit 3 going into service in the second quarter of 2010, the Nobles Wind Project and the acquisition of two gas generation facilities in December 2010 and normal system expansion.

Taxes (Other Than Income Taxes) — Taxes (other than income taxes) increased by approximately $15.2 million, or 18.7 percent, for the first quarter of 2011 compared with the same period in 2010.  The increase is primarily due to an increase in property taxes in Colorado and Minnesota.

Interest Charges — Interest charges increased by approximately $0.5 million, or 0.4 percent, for the first quarter of 2011 compared with the same period in 2010.  The increase is due to higher long-term debt levels to fund investments in utility operations, partially offset by lower interest rates.

Income Taxes — Income tax expense for continuing operations decreased $9.9 million for the first quarter of 2011, compared with the same period in 2010.  The decrease in income tax expense was primarily due to the 2010 adjustments for a write-off of tax benefit previously recorded for Medicare Part D subsidies and an adjustment related to the corporate owned life insurance (COLI) Tax Court proceedings. These were partially offset by a reversal of a valuation allowance for certain state tax credit carryovers in 2010 and an increase in pretax income in 2011.  The effective tax rate for continuing operations was 35.5 percent for the first quarter of 2011 compared with 42.1 percent for the same period in 2010.  The higher effective tax rate for 2010 was primarily due to the adjustments referenced above.  Without these adjustments, the effective tax rate for continuing operations for the first quarter of 2010 would have been 35.5 percent.

Note 3.  Xcel Energy Capital Structure, Financing and Credit Ratings

Following is the capital structure of Xcel Energy:

(Billions of Dollars)	March 31, 2011	Percentage of Total Capitalization
Current portion of long-term debt	$-	-%
Short-term debt	0.5	3
Long-term debt	9.3	51
Total debt	9.8	54
Preferred equity	0.1	1
Common equity	8.2	45
Total capitalization	$18.1	100%

Financing Plans — Xcel Energy issues debt and equity securities to refinance retiring maturities, reduce short-term debt, fund construction programs, infuse equity in subsidiaries, fund asset acquisitions and for other general corporate purposes.  In addition to the periodic issuance and repayment of short-term debt, Xcel Energy and its utility subsidiaries’ financing plans are as follows:

●	PSCo may issue approximately $250 million of first mortgage bonds during the second half of 2011.
●	SPS may issue approximately $150 million of bonds in the summer of 2011.
●	Xcel Energy also anticipates issuing approximately $75 million of equity through the Dividend Reinvestment and Stock Purchase Plan (DSPP) and various benefit programs in 2011.

Financing plans are subject to change, depending on capital expenditures, internal cash generation, market conditions and other factors.

Credit Facilities — During March of 2011, NSP-Minnesota, NSP-Wisconsin, PSCo, SPS and Xcel Energy executed new 4-year credit agreements.  The total capacity of the credit facilities increased approximately $273 million to $2.45 billion.

As of April 25, 2011, Xcel Energy and its utility subsidiaries had the following committed credit facilities available to meet its liquidity needs:

(Millions of Dollars)	Facility	Drawn(a)	Available	Cash	Liquidity	Maturity
Xcel Energy – Holding Company	$800.0	$323.1	$476.9	$2.7	$479.6	March 2015
PSCo	700.0	89.6	610.4	1.3	611.7	March 2015
NSP-Minnesota	500.0	7.1	492.9	0.3	493.2	March 2015
SPS	300.0	59.0	241.0	0.5	241.5	March 2015
NSP-Wisconsin	150.0	44.0	106.0	0.2	106.2	March 2015
Total	$2,450.0	$522.8	$1,927.2	$5.0	$1,932.2

(a)     Includes outstanding commercial paper and letters of credit.

Credit Ratings — Access to reasonably priced capital markets is dependent in part on credit and ratings.  The following ratings reflect the views of Moody’s Investors Service (Moody’s), Standard & Poor’s Rating Services (Standard & Poor’s), and Fitch Ratings (Fitch).

As of April 25, 2011, the following represents the credit ratings assigned to various Xcel Energy companies:

Company	Credit Type	Moody's	Standard & Poor's	Fitch
Xcel Energy	Senior Unsecured Debt	Baa1	BBB+	BBB+
Xcel Energy	Commercial Paper	P-2	A-2	F2
NSP-Minnesota	Senior Unsecured Debt	A3	A-	A
NSP-Minnesota	Senior Secured Debt	A1	A	A+
NSP-Minnesota	Commercial Paper	P-2	A-2	F1
NSP-Wisconsin	Senior Unsecured Debt	A3	A-	A
NSP-Wisconsin	Senior Secured Debt	A1	A	A+
PSCo	Senior Unsecured Debt	Baa1	A-	A-
PSCo	Senior Secured Debt	A2	A	A
PSCo	Commercial Paper	P-2	A-2	F2
SPS	Senior Unsecured Debt	Baa1	A-	BBB+
SPS	Commercial Paper	P-2	A-2	F2

Moody’s highest credit rating for debt is Aaa and lowest investment grade rating is Baa3.  Both Standard & Poor’s and Fitch’s highest credit rating for debt are AAA and lowest investment grade rating is BBB-.  Moody’s prime ratings for commercial paper range from P-1 to P-3.  Standard & Poor’s ratings for commercial paper range from A-1 to A-3.  Fitch’s ratings for commercial paper range from F1 to F3.  A security rating is not a recommendation to buy, sell or hold securities.  Such rating may be subject to revision or withdrawal at any time by the credit rating agency and each rating should be evaluated independently of any other rating.

Note 4.  Rates and Regulation

NSP-Minnesota Electric Rate Case — In November 2010, NSP-Minnesota filed a request with the Minnesota Public Utilities Commission (MPUC) to increase annual electric rates in Minnesota for 2011 by approximately $150 million, or an increase of 5.62 percent.  The rate filing is based on a 2011 forecast test year and included a requested return on equity (ROE) of 11.25 percent, an electric rate base of approximately $5.6 billion and an equity ratio of 52.56 percent.  In January 2011, NSP-Minnesota revised its requested 2011 rate increase to $148.3 million as the result of the sale of certain transmission assets.

NSP-Minnesota requested an additional increase of $48.3 million or 1.81 percent effective Jan. 1, 2012, to address certain known and measurable cost increases in 2012.  The MPUC approved an interim rate increase of $123 million, effective Jan. 2, 2011.  The interim rates will remain in effect until the MPUC makes its final decision on the case.  An MPUC decision is anticipated in the fourth quarter of 2011.

On April 5, 2011, intervening parties filed direct testimony proposing modifications to NSP-Minnesota’s rate request.  The Minnesota Office of Energy Security (OES) recommended a 2011 increase of approximately $56.9 million, based on a recommended ROE of 10.53 percent and an equity ratio of 52.56 percent.  The OES recommendation reflected several adjustments, including a $21.5 million decrease in proposed 2011 income tax expense and decreases of approximately $12.4 million related to employee compensation, health and pension benefits.  The OES also proposed several other reductions totaling approximately $23.5 million, including rent expense, certain nuclear outage costs, transmission  increases and disallowance of the revenue requirement related to a portion of NSP-Minnesota’s investment in the Nobles Wind Project ($1.9 million). Finally, the OES recommended an additional increase for 2012 of approximately $34 million to address certain known and measurable cost increases in 2012 associated with our nuclear operations.

Other intervenors included the Minnesota Office of the Attorney General (OAG), the Minnesota Chamber of Commerce , the Large Industrial Customer Group (XLI) and the Commercial Group.  The OAG recommended changes to NSP-Minnesota’s proposed deferral and amortization treatment of nuclear outage expenses and NSP-Minnesota’s proposed ratemaking treatment of capitalized retiree medical expenses.  The XLI recommended changes to NSP-Minnesota’s proposed ROE and capital structure, as well as a reduction in NSP-Minnesota’s recommended depreciation expense.

The following procedural schedule has been established for the remainder of the case:

●	Rebuttal testimony due May 4, 2011;
●	Surrebuttal testimony due May 26, 2011;
●	Evidentiary hearings June 1-8, 2011;
●	Initial brief due July 29, 2011;
●	Reply brief and findings due Aug. 19, 2011;
●	Administrative law judge (ALJ) report due Sept. 26, 2011; and
●	MPUC order Nov. 28, 2011.

NSP-Minnesota - North Dakota Electric Rate Case — In December 2010, NSP-Minnesota filed a request with the North Dakota Public Service Commission (NDPSC) to increase 2011 electric rates in North Dakota by approximately $19.8 million, or an increase of 12 percent.  The rate filing is based on a 2011 forecast test year and includes a requested ROE of 11.25 percent, an electric rate base of approximately $328 million and an equity ratio of 52.56 percent.  NSP-Minnesota requested an additional increase of $4.2 million, or 2.6 percent, effective Jan. 1, 2012, to address certain known and measurable cost increases in 2012.

The NDPSC approved an interim rate increase of approximately $17.4 million, subject to refund, effective Feb. 18, 2011.  The interim rates will remain in effect until the NDPSC makes its final decision on the case, which is expected in the fourth quarter of 2011. The following procedural schedule has been established:

●	Intervenor direct testimony due June 23, 2011;
●	Rebuttal testimony due July 25, 2011;
●	Evidentiary hearings Aug. 9-12, 2011;
●	Initial briefs due Sept. 16, 2011;
●	Reply brief and findings due Sept. 30, 2011; and
●	NDPSC order Nov. 16, 2011.

PSCo - 2010 Gas Rate Case — In December 2010, PSCo filed a request with the Colorado Public Utilities Commission (CPUC) to increase Colorado retail gas rates by $27.5 million, effective in the summer of 2011.  In March 2011, PSCo revised its requested rate increase to $25.6 million due to corrections and updates.

The revised request was based on a 2011 forecast test year, a 10.90 percent ROE, a rate base of $1.1 billion and an equity ratio of 57.10 percent.  PSCo proposed recovering $23.2 million of test year capital and O&M expenses associated with several pipeline integrity costs plus an amortization of similar costs that have been accumulated and deferred since the last rate case in 2006.  PSCo also proposed removing the earnings on gas in underground storage from base rates.

On April 11, 2011, intervenors filed answer testimony.  The CPUC Staff recommended a rate decrease of $20.1 million, based on the use of an historic test year (HTY), an ROE of 9.375 percent and an equity ratio of 51.82 percent.  The CPUC Staff also recommended certain adjustments to pipeline integrity costs, rate base items and pension and benefit expenses.

The Colorado Office of Consumer Counsel (OCC) recommended a rate decrease of $1 million, based on an ROE of 9.0 percent, an equity ratio of 57.20 percent and by reducing cash working capital to reflect adjustments to interest on long-term debt.  The OCC also recommended adjustments to certain O&M expenses, use of a HTY and recommended that gas stored underground remain in base rates, rather than move to a rider.  The impact of including gas inventory in base rates would reduce PSCo’s fuel recovery by an additional $9 million.

A final decision is expected in the summer of 2011.  The following procedural schedule has been established:

●	PSCo rebuttal testimony and staff and intervenor cross answer testimony is due on May 6, 2011;
●	Hearings are scheduled for late May 2011.

SPS - Texas Retail Base Rate Case — In May 2010, SPS filed an electric rate case in Texas seeking an annual base rate increase of approximately $71.5 million inclusive of franchise fees.  On a net basis, the request seeks to increase customer bills by approximately $53.4 million or 7 percent.  In November 2010, SPS reduced its request to approximately $63.7 million and the net request $47.6 million.

During the first quarter of 2011, SPS and various parties entered into a settlement agreement.  In March 2011, the Public Utility Commission of Texas (PUCT) approved the settlement.  As a result, effective Feb. 16, 2011 base rates increased by $39.4 million, of which $16.9 million is associated with the transfer of two riders, the Transmission Cost Recovery Factor (TCRF) and Power Cost Recovery Factor into base rates and a $22.5 million traditional base rate increase.  In addition, SPS is allowed to defer up to $2.3 million of pension and benefit costs and $1.6 million of renewable energy credits that had been included in SPS’ base rate request.

Effective Jan. 1, 2012, the settlement provides for SPS to increase base rates by $13.1 million and allows SPS to seek an energy efficiency cost recovery factor rider for $2.9 million that if approved would result in an effective rate increase of $16 million.  SPS plans to make its filing for the rider by May 1, 2011, pursuant to a recent PUCT order. In addition, SPS is allowed to track and defer up to $4.3 million of pension and benefit costs above the test year levels as well as $1.6 million of renewable energy credits, as described above.

SPS agreed not to file another rate case before Sept.15, 2012. In addition, SPS cannot file a TCRF until 2013 and, if SPS files a TCRF application before the effective date of rates in its next rate case, it must reduce the calculated TCRF revenue requirement by $12.2 million.

SPS - New Mexico Electric Rate Case — In February 2011, SPS filed an electric rate case with the New Mexico Public Regulation Commission seeking an annual base rate increase of approximately $19.9 million.  The rate filing is based on a 2011 test year adjusted for known and measurable changes for 2012, a requested ROE of 11.25 percent, an electric rate base of $390.3 million and an equity ratio of 51.11 percent. Rates are expected to go into effect during the first quarter of 2012.

The New Mexico Attorney General (NMAG) has filed a motion to dismiss the rate case or to toll the suspension period of rates on the grounds that SPS’ information supporting its 2011 test year is incomplete.  SPS has filed a response explaining that SPS’ filing is complete and asking the NMPRC to deny the NMAG’s motion.  The NMPRC has not yet acted on the motion.

Note 5.  Termination of Merricourt Wind Project

On April 1, 2011, NSP-Minnesota terminated its agreement with enXco Development Corporation for the development of the 150 megawatt (MW) Merricourt Wind Project (Project) in southeastern North Dakota because the closing on the Project did not occur on or before March 31, 2011, and certain conditions required for closing were not satisfied.  These conditions included a failure to resolve concerns about potential adverse consequences the Project could have on two endangered species - the whooping crane and piping plover - and a failure to obtain a Certificate of Site Compatibility.  The Project was projected to cost approximately $400 million and was expected to reach commercial operation in 2011.  As a result, NSP-Minnesota recorded a $101 million deposit, which was subsequently collected in April 2011.

As a result of the termination of the project, Xcel Energy now expects to spend approximately $2 billion on capital projects for 2011.

Note 6.  Xcel Energy Ongoing Earnings Guidance

Xcel Energy’s 2011 ongoing earnings guidance is $1.65 to $1.75 per share.  Key assumptions related to ongoing earnings are detailed below:

●	Normal weather patterns are experienced for the year.
●	Weather-adjusted retail electric utility sales, adjusted for the sale of the Lubbock distribution assets, are projected to grow approximately 1.0 to 1.3 percent.
●	Weather-adjusted retail firm natural gas sales are projected to decline 1.0 percent.
●	Constructive outcomes in all rate case and regulatory proceedings.
●	Rider revenue recovery is projected to be relatively flat.
●	O&M expenses are projected to increase up to 4 percent.
●	Depreciation expense is projected to increase $50 million to $60 million.
●	Interest expense is projected to increase approximately $10 million.
●	AFUDC — equity is projected to be relatively flat.
●	The effective tax rate is projected to be approximately 34 percent to 36 percent.
●	Average common stock and equivalents are projected to be approximately 485 million shares.

Note 7.  Non-GAAP Reconciliation

Ongoing earnings exclude the impact of Internal Revenue Service (IRS) tax and interest adjustments related to COLI program, the write-off of previously recognized tax benefits relating to Medicare Part D subsidies due to the recently enacted Patient Protection and Affordable Care Act and a settlement related to the previously discontinued COLI program.

Impact of the Patient Protection and Affordable Care Act — Medicare Part D
In March 2010, the Patient Protection and Affordable Care Act was signed into law.  The law includes provisions to generate tax revenue to help offset the cost of the new legislation.  One of these provisions reduces the deductibility of retiree health care costs to the extent of federal subsidies received by plan sponsors that provide retiree prescription drug benefits equivalent to Medicare Part D coverage, beginning in 2013.  Based on this provision, Xcel Energy is subject to additional taxes and is required to reverse previously recorded tax benefits in the period of enactment.  Xcel Energy expensed approximately $17 million, or $0.04 per share, of previously recognized tax benefits relating to Medicare Part D subsidies during the first quarter of 2010.  Xcel Energy does not expect the $17 million of additional tax expense to recur in future periods.

PSRI
During 2007, Xcel Energy reached a settlement with the IRS related to a dispute associated with its COLI program. These COLI policies were owned and managed by P.S.R. Investments, Inc. (PSRI), a wholly owned subsidiary of PSCo.  As a follow on to the 2007 IRS COLI settlement, as part of the Tax Court proceedings, during the first quarter of 2010, Xcel Energy and the IRS reached an agreement in principle after a comprehensive financial reconciliation of Xcel Energy's statements of account, dating back to tax year 1993.  Upon completion of this review, PSRI recorded a net non-recurring tax and interest charge of approximately $10 million (including $7.7 million tax expense and $2.3 million interest expense, net of tax), or $0.02 per share during the first quarter of 2010.  During the third quarter of 2010, Xcel Energy and the IRS came to final agreement on the applicable interest netting computations related to these tax years.  Accordingly, PSRI recorded a reduction to expense of $0.6 million, net of tax, during the third quarter of 2010.  The Tax Court proceedings were dismissed in December 2010 and January 2011.

Xcel Energy’s management believes that ongoing earnings provide a meaningful comparison of earnings results and is representative of Xcel Energy’s fundamental core earnings power.  Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, for reporting of results to the Board of Directors, in determining whether performance targets are met for performance-based compensation, and when communicating its earnings outlook to analysts and investors.

The following table provides a reconciliation of ongoing earnings to GAAP earnings:

	Three Months Ended March 31,
(Thousands of Dollars)	2011	2010
Ongoing earnings	$203,477	$195,529
COLI settlement, PSRI and Medicare Part D	(10)	(28,189)
Total continuing operations	203,467	167,340
Income (loss) from discontinued operations	102	(222)
GAAP earnings	$203,569	$167,118

XCEL ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE SUMMARY (UNAUDITED)
(amounts in thousands, except earnings per share)

	Three Months Ended March 31,
	2011	2010
Operating revenues:
Electric and natural gas revenues	$2,795,321	$2,785,742
Other	21,219	21,720
Total operating revenues	2,816,540	2,807,462

Income from continuing operations	203,467	167,340
Earnings (loss) from discontinued operations	102	(222)
Net income	$203,569	167,118

Earnings available to common shareholders	$202,509	$166,058
Weighted average diluted common shares outstanding	484,301	459,697

Components of Earnings per Share — Diluted
Regulated utility — continuing operations	$0.45	$0.44
Holding company and other costs	(0.03)	(0.02)
Ongoing(a) diluted earnings per share	0.42	0.42
COLI settlement, PSRI and Medicare Part D (a)	-	(0.06)
GAAP diluted earnings per share	$0.42	$0.36

Book value per share	$16.90	$16.02

(a)     See Note 7.